Exhibit 99.1
UAL FILES PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT
Filing Sets Path for Exit From Chapter 11 in Early 2006
Significant Operational, Financial Progress Through Restructuring Positions
United to Confront Industry Challenges

CHICAGO, September 7, 2005 – UAL Corporation (OTC Bulletin Board: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed a Plan of Reorganization (POR) and Disclosure Statement with the U.S. Bankruptcy Court for the Northern District of Illinois. The joint plan of reorganization includes UAL, United and 26 other subsidiaries that filed for voluntary Chapter 11 reorganization on December 9, 2002. United intends to exit from bankruptcy protection early next year as a much more competitive company with a solid financial foundation and a continued focus on delivering superior customer service.
“United has made tremendous progress in our restructuring to improve performance across the board, in costs, revenue, operations and service to our customers. Today, we are more flexible, more efficient and more resilient. As a result, United is now positioned to compete with the best carriers and confront the challenges of a volatile industry,” said Glenn Tilton, United’s chairman, CEO and president.
The Disclosure Statement includes a historical profile of the company, a description of distributions to creditors and an analysis of the plan’s feasibility, as well as many of the technical matters required for the exit process, such as descriptions of who will be eligible to vote on the POR and the voting process itself.
Under the POR as proposed, unsecured creditors generally will receive distributions of new UAL common stock to settle their claims. Current holders of UAL common stock, preferred stock and the 13.25% Trust Originated Preferred Securities would receive no distribution, and those securities would be canceled upon the effective date of the Plan. United has made it clear for some time that the company expected its common stock to be without value under any plan of reorganization the company might propose.

The filing contemplates a $2.5 billion, all-debt exit financing package. As previously announced, United has received proposals with competitive terms and conditions from four different institutions for exit financing.
“The exit financing proposals we have received are a significant vote of confidence in the progress we have made over the course of our restructuring, our business plan and ultimately, United’s future — and in our ability to manage through a complex industry environment, including unpredictable fuel costs,” said Jake Brace, United executive vice president and chief financial officer.
“United is a vastly different company today than it was three years ago. The company has made difficult, but necessary decisions and used the time well to restructure the fundamental business,” said James J. O’Connor, United’s lead director. “United now takes another significant step forward to formally begin the process of exiting bankruptcy.”
The filing indicates that the Company is exploring the possibility of a rights offering in which it would offer unsecured creditors the opportunity to purchase, on a pro rata basis, approximately $500 million in value of New UAL Common Stock. The proceeds of any such equity offering would be used to provide the Company with additional capital for ongoing operational needs and/or to reduce the amount of the exit financing facility and further strengthening the Company’s capital structure.
A hearing on the adequacy of the Disclosure Statement has been scheduled to begin on October 11, 2005. Court approval of the adequacy of the Disclosure Statement will allow UAL to begin solicitation of votes for confirmation of the Plan of Reorganization.
The POR and Disclosure Statement filed today may be viewed at www.pd-ual.com or www.united.com.

About United
United Airlines (OTC Bulletin Board: UALAQ.OB) is the world’s second largest airline and operates more than 3,400 flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United is also a founding member of Star Alliance, which provides connections for our customers to nearly 800 destinations in 139 countries worldwide. United’s 58,500 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.
THE INFORMATION INCLUDED HEREIN IS NOT FOR PURPOSES OF SOLICITING ACCEPTANCE OF A PLAN OF REORGANIZATION AND SHOULD NOT BE RELIED UPON TO DETERMINE HOW OR WHETHER TO VOTE ON THE PLAN.
# # #

3